                                                                    EXHIBIT 7(c)
================================================================================


                PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT


                                BY AND BETWEEN

                           ICG COMMUNICATIONS, INC.

                                      AND

                  THE PURCHASERS LISTED ON SCHEDULE I HERETO



                                  Dated as of

                               February 27, 2000

================================================================================


                               TABLE OF CONTENTS


ARTICLE I DEFINITIONS....................................................  1

ARTICLE II SALE AND PURCHASE.............................................  6

  2.1   Agreement to Sell and to Purchase; Purchase Price................  6
  2.2   Closing..........................................................  6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY................  7

  3.1   Organization and Standing........................................  7
  3.2   Capital Stock....................................................  8
  3.3   Authorization; Enforceability....................................  9
  3.4   No Violation; Consents...........................................  9
  3.5   Commission Filings; Financial Statements......................... 10
  3.6   Private Offering................................................. 10
  3.7   Provided Information............................................. 11
  3.8   Material Adverse Change.......................................... 11
  3.9   Litigation....................................................... 11
  3.10  Permits and Licenses............................................. 11
  3.11  Intellectual Property, etc....................................... 12
  3.12  Board Approval................................................... 12
  3.13  British Telecommunications....................................... 12
  3.14  Share Exchange Agreement......................................... 12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASES............... 13

  4.1   Organization; Authorization; Enforceability...................... 13
  4.2   Private Placement................................................ 13
  4.3   No Violation; Consents........................................... 14
  4.4   No Litigation.................................................... 15
  4.5   No Group Status.................................................. 15

ARTICLE V COVENANTS OF THE COMPANY....................................... 15

  5.1   Operation of Business............................................ 15
  5.2   HMTF and Liberty Directors....................................... 16
  5.3   Access to Books and Records...................................... 18
  5.4   Agreement to Take Necessary and Desirable Actions................ 18
  5.5   Compliance with Conditions; Commercially Reasonable Efforts...... 18
  5.6   HSR Act Notification............................................. 19
  5.7   Consents and Approvals........................................... 19
  5.8   Reservation of Shares............................................ 19
  5.9   Use of Proceeds.................................................. 20
  5.10  Filing of Certificate of Designation............................. 20
  5.11  Listing of Shares................................................ 20
  5.12  Periodic Information............................................. 20
  5.13  Legends.......................................................... 20
  5.14  Payment; Paying Agent; Certain Information....................... 21
  5.15  Rights Plan...................................................... 21
  5.16  Proportional Purchase Right...................................... 21
  5.17  Modification of Share Exchange Agreement......................... 22

ARTICLE VI COVENANTS OF THE PURCHASERS................................... 22

  6.1   Agreement to Take Necessary and Desirable Actions................ 22
  6.2   Compliance with Conditions; Commercially Reasonable Efforts...... 22
  6.3   HSR Act Notification............................................. 22
  6.4   Consents and Approvals........................................... 23
  6.5   Restrictions on Transfer......................................... 23
  6.6   Standstill....................................................... 23

ARTICLE VII CONDITIONS PRECEDENT TO CLOSING.............................. 24

  7.1   Conditions to the Company's Obligations.......................... 24
  7.2   Conditions to Each Purchaser's Obligations....................... 25

ARTICLE VIII MISCELLANEOUS............................................... 26

  8.1   Survival; Indemnification........................................ 26
  8.2   Notices.......................................................... 28
  8.3   Governing Law.................................................... 31
  8.4   Termination...................................................... 31
  8.5   Entire Agreement................................................. 32
  8.6   Modifications and Amendments..................................... 32
  8.7   Waivers and Extensions........................................... 32
  8.8   Titles and Headings.............................................. 32
  8.9   Exhibits and Schedules........................................... 32
  8.10  Expenses......................................................... 32
  8.11  Press Releases and Public Announcements.......................... 32
  8.12  Assignment; No Third Party Beneficiaries......................... 33
  8.13  Severability..................................................... 33
  8.14  Counterparts..................................................... 33
  8.15  Further Assurances............................................... 33
  8.16  Remedies Cumulative.............................................. 33
  8.17  Several Liability of the Purchasers.............................. 34
  8.18  No Duty to Other Purchasers...................................... 34
  8.19  Specific Performance............................................. 34
  8.20  No Purchaser Affiliate Liability................................. 34


Exhibits
--------

Exhibit A          -   Form of Warrant
Exhibit B          -   Certificate of Designation
Exhibit C          -   Form of Registration Rights Agreement
Exhibit D          -   Form of Legal Opinion
Exhibit E          -   Form of Management Rights Agreement


Schedules
---------

Schedule 3.1(b)    -   Equity Interests
Schedule 3.2       -   Company Capital Stock
Schedule 5.1(iv)   -   Dividends or Distributions on Capital Stock

                                      This PREFERRED STOCK AND WARRANT PURCHASE
                              AGREEMENT is dated as of February 27, 2000 (this "Agreement"), by and between ICG COMMUNICATIONS, INC. a Delaware corporation (the "Company"), and each of the purchasers listed on Schedule I hereto (individually, a "Purchaser" and collectively, the "Purchasers").

          WHEREAS, the Company proposes, subject to the terms and conditions set forth herein, to issue and sell to the Purchasers 750,000 shares of its 8% Series A Convertible Preferred Stock, initial liquidation preference $1,000 per share, par value $0.01 per share (the "Series A Preferred Stock");

          WHEREAS, the Company proposes, subject to the terms and conditions set forth herein, to issue and sell to the Purchasers warrants (each a "Warrant" and together, the "Warrants") to purchase 10,000,000 shares of the Company's Common Stock, par value $0.01 per share (the "Warrant Shares"), in substantially the form of Exhibit A attached hereto;

          WHEREAS, subject to the terms and conditions set forth herein, each Purchaser desires to purchase such Series A Preferred Stock and Warrants from the Company;

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      (a) As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person
           ---------
directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that neither AT&T Corp. ("AT&T") nor any Subsidiary of AT&T which is not included in AT&T's Liberty Media Group (as defined in AT&T's Certificate of Incorporation) will be deemed to be an Affiliate of Liberty.

          "Applicable Law" means (a) any United States Federal, state, local or
           --------------
foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or listing requirement of any national stock exchange or Commission recognized trading market on which securities issued by the Company or any of the Subsidiaries are listed or quoted.

          "Business Day" means any day other than a Saturday, a Sunday, the day
           ------------
after Thanksgiving or a day when banks in The City of New York are authorized by Applicable Law to be closed.

          "Capital Stock" means (i) with respect to any Person that is a
           -------------
corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

          "Certificate of Designation" means the Certificate of Designation of
           --------------------------
the Powers, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions thereof relating to the Series A Preferred Stock, in the form attached hereto as Exhibit B.

          "Commission" means the United States Securities and Exchange
           ----------
Commission.

          "Commission Filings" means all reports, registration statements and
           ------------------
other filings filed by the Company with the Commission (and all notes and schedules thereto and documents incorporated by reference therein).

          "Common Stock" means the common stock, par value $0.01 per share, of
           ------------
the Company.

          "Contract" means any contract, lease, loan agreement, mortgage,
           --------
security agreement, trust indenture, note, bond, or other agreement (whether written or oral) or instrument.

          "Conversion Shares" means the shares of Common Stock issuable upon the
           -----------------
conversion of the Series A Preferred Stock in accordance with the terms of the Certificate of Designation.

          "Equity Documents" means this Agreement, the Registration Rights
           ----------------
Agreement, the Certificate of Designation, the Management Rights Agreements, the Share Exchange Agreement and the Warrants.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended,
           ------------
and the rules and regulations of the Commission promulgated thereunder.

          "filed," when used with respect to a Commission Filing, means filed
           -----
with the Commission and publicly available.

          "GAAP" means United States generally accepted accounting principles,
           ----
consistently applied.

          "Gleacher Group" means Gleacher/ICG Investors LLC and its Affiliates.
           --------------

          "Gleacher Holders" means members of the Gleacher Group that are
           ----------------
holders of all or a portion of the Gleacher Shares.

          "Gleacher Shares" means (i) the shares of Series A Preferred Stock
           ---------------
issued to Gleacher on the Closing Date under this Agreement held by members of the Gleacher Group plus (ii) the shares of Common Stock issued to and held by members of the Gleacher Group upon conversion of the shares referred to in clause (i) above.

          "Governmental Authority" means (i) any foreign, Federal, state or
           ----------------------
local court or governmental or regulatory agency or authority, (ii) any arbitration board, tribunal or mediator and (iii) any national stock exchange or Commission recognized trading market on which securities issued by the Company or any of the Subsidiaries are listed or quoted.

          "HMTF" means Hicks, Muse, Tate & Furst Incorporated, a Texas
           ----
corporation.

          "HMTF Funds" means the funds affiliated with the HMTF Purchaser
           ----------
identified by the HMTF Purchaser on or prior to the Closing Date.

          "HMTF Group" means HMTF and its Affiliates and their respective
           ----------
officers, directors, partners, members, stockholders and employees (and members of their respective families and trusts for the primary benefit of such family members), and HMTF Purchaser and its Affiliates.

          "HMTF Holders" means members of the HMTF Group that are holders of all
           ------------
or a portion of the HMTF Shares.

          "HMTF Purchaser" means HM4 ICG Qualified Fund, LLC; HM4 ICG Private
           --------------
Fund, LLC; HM PG-IV ICG, LLC; HM 4-SBS ICG Coinvestors, LLC; HM 4-EQ ICG Coinvestors, LLC and HMTF Bridge ICG, LLC.

          "HMTF Shares" means the HMTF Issued Series A Preferred Shares held by
           -----------
members of the HMTF Group plus the shares of Common Stock issued to and held by members of the HMTF Group upon conversion of the HMTF Issued Series A Preferred Shares or upon exercise of the Warrants held by members of the HMTF Group.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
           -------
1976, as amended, and applicable rules and regulations.

          "Liberty" means Liberty Media Corporation, a Delaware corporation,
           -------
provided that if substantially all of the assets of Liberty Media Corporation are at any time hereafter contributed to Liberty Media Group LLC, a Delaware limited liability company, then from and after such contribution, Liberty shall mean Liberty Media Group LLC.

          "Liberty Group" means Liberty and its Affiliates.
           -------------

          "Liberty Holders" means members of the Liberty Group that are holders
           ---------------
of all or a portion of the Liberty Shares.

          "Liberty Shares" means the Liberty Issued Series A Preferred Shares
           --------------
held by members of the Liberty Group plus the shares of Common Stock issued to and held by members of the Liberty Group upon conversion of the Liberty Issued Series A Preferred Shares or upon exercise of the Warrants held by members of the Liberty Group.

          "Lien" means any mortgage, pledge, lien, security interest, claim,
           ----
restriction, charge or encumbrance of any kind.

          "Management Rights Agreements" means the Management Rights Agreements
           ----------------------------
to be dated as of the Closing Date, to be executed by the Company and delivered to the HMTF Funds, a form of which is attached as Exhibit E.

          "Material Adverse Effect" means a material adverse effect on the
           -----------------------
condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole.

          "Permitted Transferee" means, with respect to any Purchaser, or any
           --------------------
Permitted Transferee of any Purchaser, (i) any Purchaser Affiliate of such Purchaser that is not a holder of Common Stock on the date hereof or an Affiliate of such holder; (ii) any Person that is a member of the Liberty Group; and (iii) any Person that is a member of the HMTF Group and any Person investing, directly or indirectly, in or in parallel with any member of the HMTF Group; provided, however, that each Permitted Transferee must agree in writing pursuant to a Permitted Transferee Agreement, in accordance with the provisions of Section 6.5, to be bound by the terms, and subject to the conditions, of this Agreement to the same extent, and in the same manner, as the transferring Purchaser prior to the transfer of any Securities to such Permitted Transferee; and provided, further, that the transfer of Securities from such Purchaser to such Permitted Transferee is in compliance with all applicable securities laws.

          "Person" means any individual, partnership, corporation, limited
           ------
liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

          "Purchaser Affiliate" means (a) any direct or indirect holder of any
           -------------------
equity interests or securities in any Purchaser (whether limited or general partners, members, stockholders or otherwise), (b) any Affiliate of any Purchaser or (c) any director, officer, employee, representative or agent of (i) such Purchaser, (ii) any Affiliate of such Purchaser or (iii) any holder of equity interests or securities referred to in clause (a) above.

          "Registration Rights Agreement" means the Registration Rights
           -----------------------------
Agreement, to be dated as of the Closing Date, to be entered into by and among the Company and the Purchasers, in the form attached hereto as Exhibit C.

          "Securities" means the Shares and the Warrants.
           ----------

          "Securities Act" means the Securities Act of 1933, as amended, and the
           --------------
rules and regulations of the Commission promulgated thereunder.

          "Series A Preferred Stock" has the meaning set forth in the first
           ------------------------
recital to this Agreement. The Series A Preferred Stock has the designation, powers, preferences and rights, and qualifications, limitations and restrictions thereof set forth in the Certificate of Designation.

          "Share Exchange Agreement" means the Share Exchange Agreement between
           ------------------------
Quadrangle Investments, Inc. and a Subsidiary of the Company to be dated as of February 28, 2000.

          "Shares" means the shares of Series A Preferred Stock to be issued and
           ------
sold by the Company to the Purchasers pursuant to Section 2.1 hereof.

          "Subsidiary" means, with respect to any Person (i) a corporation a
           ----------
majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership and has the power to direct the policies and management of such partnership or
(iii) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of the directors or other governing body of such Person.

          "Transactions" means the transactions contemplated by this Agreement
           ------------
and the other Equity Documents.

       (b) As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:

          Term                                         Section
          ----                                         -------

          Agreement                                    Preamble
          Closing                                      2.2
          Closing Date                                 2.2
          Company                                      Preamble
          Conversion Agent                             5.14(b)(ii)
          DGCL                                         3.2(b)
          HMTF Director                                5.2(a)
          HMTF Issued Series A Preferred Shares        5.2(a)
          Indemnified Party                            8.1(c)
          Indemnified Person                           8.1(b)
          Indemnifying Party                           8.1(c)
          Information                                  3.7
          Issuance                                     2.1
          Liberty Director                             5.2(b)
          Liberty Issued Series A Preferred Shares     5.2(b)(i)
          Losses                                       8.1(b)
          Notices                                      8.2
          Paying Agent                                 5.14(b)(i)
          Permitted Transferee Agreement               6.5
          Projections                                  3.7
          Purchaser; Purchasers                        Preamble

          Term                                    Section
          ----                                    -------

          Purchase Price                          2.1
          Registrar                               5.14(b)(iii)
          Securities Transfer                     6.5
          Supplying Purchasers                    8.18
          Warrants                                Recitals
          Warrant Shares                          Recitals


                                  ARTICLE II

                               SALE AND PURCHASE

2.1  Agreement to Sell and to Purchase; Purchase Price.
     -------------------------------------------------

     On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue and sell to each Purchaser, and each Purchaser, severally and not jointly, shall purchase and accept from the Company such number of Shares and Warrants as is set forth opposite such Purchaser's name on Schedule 1 hereto (the "Issuance"), for a purchase price of one thousand dollars ($1,000) per Share (the "Purchase Price"), payable by wire transfer of immediately available funds to a bank account or bank accounts designated by the Company described in Section 2.2(a)(i).

2.2  Closing.
     -------

     The closing of the Issuance to each Purchaser (the "Closing") shall take place on a date to be specified by the Company and such Purchaser, which shall be no later than the later of (A) the 2nd Business Day after the date as of which all of the conditions set forth in Article VII hereof shall have been satisfied as to the purchase by such Purchaser (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof) and (B) 15 Business Days after the date hereof or at such other time and date as the parties hereto shall agree in writing (such date and time, the "Closing Date"), at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112 or at such other place as the parties hereto shall agree in writing.

     At the Closing:

          (a)  Each Purchaser shall deliver:

               (i) against delivery of a certificate or certificates representing the Shares and the Warrants being purchased by such Purchaser pursuant to Section 2.1, an amount equal to the aggregate Purchase Price of such Securities via wire transfer of immediately available funds to such bank account as the Company shall designate not later than two Business Days prior to the Closing Date;

               (ii) a copy of the Registration Rights Agreement executed by such Purchaser.

          (b)  The Company shall deliver to each Purchaser:

               (i) against payment of the Purchase Price therefor, a certificate or certificates representing the Shares and Warrants being purchased by such Purchaser pursuant to Section 2.1, which shall be in definitive form and registered in the name of such Purchaser or its nominee or designee and in a single certificate or in such other denominations as such Purchaser shall request not later than two Business Days prior to the Closing Date;

               (ii) an opinion of (A) H. Don Teague, General Counsel of the Company and (B) O'Sullivan Graev & Karabell, LLP, special counsel to the Company, in each case dated the Closing Date, covering the matters set forth on Exhibit D, in form and substance reasonably acceptable to the Purchasers;

               (iii) an officer's certificate of the Company as contemplated by
     Section 7.2(f);

               (iv) a certificate of the secretary of the Company covering such matters as are customarily covered by such certificates, in form and substance reasonably acceptable to the Purchasers;

               (v) a long-form good standing certificate of the Company issued by the Secretary of State of the State of Delaware; and

               (vi) a copy of the Registration Rights Agreement executed by the Company.

          (c) The Company shall deliver to each Purchaser (or its designee) a transaction fee equal to 3% of the Purchase Price of the Shares purchased by such Purchaser, in immediately available funds by wire transfer to an account designated by Purchasers at least two Business Days prior to the Closing Date.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each Purchaser on the date hereof and on and as of the Closing Date as follows:

3.1  Organization and Standing.
     -------------------------

          (a) Each of the Company and its material Subsidiaries (the "ICG Subsidiaries") is duly organized, validly existing and in good standing under the laws of its state of organization and has all corporate, limited liability company and partnership power and authority to own its properties and assets and to carry on its business as it is now being conducted. Each of the Company and the ICG Subsidiaries is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except for any such failures to so qualify or be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) All of the outstanding shares of Capital Stock of each ICG Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all Liens. The Company does not own any equity interest in any corporation, partnership, limited liability company, joint venture, or other entity except as provided on
Schedule 3.1(b) hereof.

          (c) The Company has delivered to each Purchaser true and complete copies of the Company's Certificate of Incorporation, as amended to date, and By-laws, as in effect on the date hereof.

3.2  Capital Stock.

          (a) As of the date of this Agreement, the authorized Capital Stock of the Company consists solely of (i) 100,000,000 shares of Common Stock, par value $0.01 per share, of which 48,208,955 shares were issued and outstanding as of the close of business on February 24, 2000 and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which 12,650.25 shares are issued and outstanding. Each share of Capital Stock of the Company that will be issued and outstanding immediately following the Closing, including without limitation the Shares, will be duly authorized and validly issued and fully paid and nonassessable, and the issuance thereof will not have been subject to any preemptive rights or made in violation of any Applicable Law.

          (b) Except as set forth on Schedule 3.2, as of the date of this Agreement, there are (i) no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of Capital Stock of the Company or any ICG Subsidiary, (ii) no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any Subsidiary, (iii) no rights, contracts, commitments or arrangements (contingent or otherwise) obligating the Company or any ICG Subsidiary to either (A) redeem, purchase or otherwise acquire, or offer to purchase, redeem, or otherwise acquire, any outstanding shares of, or any outstanding warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, Capital Stock of the Company, or (B) pay any dividend or make any distribution in respect of any shares of, or any outstanding securities that are convertible or exchangeable for any shares of, Capital Stock of the Company, (iv) no agreements or arrangements under which the Company or any ICG Subsidiary is obligated to register the sale of any of its securities under the Securities Act (except as provided hereunder) and (v) no restrictions upon, or Contracts or understandings of the Company or any Subsidiary, or, to the knowledge of the Company, Contracts or understandings of any other Person, with respect to, the voting or transfer of any shares of Capital Stock of the Company or any Subsidiary. Except as set forth on Schedule 3.2, there are no securities or instruments containing antidilution or similar provisions that will be triggered by the consummation of the Transactions. Except as set forth on Schedule 3.2, no party has any right of first refusal, right of first offer, right of co-sale or other similar right regarding the Company's securities. Except as set forth on Schedule 3.2, there are no provisions of the Certificate of Incorporation, as amended, or the By-laws of the Company, no agreements to which the Company is a party and no agreements by which the Company or any ICG Subsidiary are bound, that would (a) require the vote of the holders of more than a majority of the shares of the Company's issued and outstanding Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under General Corporation Law of the State of Delaware (the "DGCL"), or (b) entitle any party to nominate or elect any director of the Company or require any of the Company's stockholders to vote for any such nominee or other person as a director of the Company.

          (c) The Conversion Shares and Warrant Shares have been duly authorized and adequately reserved in contemplation of the conversion of the Series A Preferred Stock and the exercise of the Warrants, respectively, and, when issued and delivered in accordance with the terms of the Certificate of Designation or the Warrants, as the case may be, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof will not have been subject to any preemptive rights or made in violation of any Applicable Law.

          (d) The holders of the Series A Preferred Stock will, upon issuance thereof, have the rights set forth in the Certificate of Designation (subject to the limitations and qualifications set forth therein and under the DGCL).

3.3  Authorization; Enforceability.
     -----------------------------

     The Company has the power and authority to execute, deliver and perform its obligations under each of the Equity Documents to which it is a party, and has taken all action necessary to authorize the execution, delivery and performance by it of each of such Equity Documents and to consummate the Transactions. No other corporate or stockholder proceeding on the part of the Company or any ICG Subsidiary is necessary for such authorization, execution, delivery and consummation. The Company has duly executed and delivered this Agreement and, at the Closing, the Company will have duly executed and delivered each of the other Equity Documents to which it is a party to be executed and delivered at or prior to Closing. This Agreement constitutes, and each of the other Equity Documents to which it is a party, when executed and delivered by the Company, will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other laws of general application affecting enforcement of creditors' rights or
(b) general principles of equity that restrict the availability of equitable remedies.

3.4  No Violation; Consents.
     ----------------------

          (a) The execution, delivery and performance by the Company of each of the Equity Documents and the consummation by the Company of the Transactions do not and will not contravene any Applicable Law, except for any such contravention that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by the Company of each of the Equity Documents and the consummation of the Issuance (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Company is a party or by which the Company is bound or to which any of its assets is subject, or (B) result in the creation or imposition of any Lien upon any of the assets of the Company, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) will not conflict with or violate any provision of the certificate of incorporation or bylaws of the Company currently in effect or in effect as of the Closing.

          (b) Except for (i) the filings by the Company, if any, required by the HSR Act, (ii) applicable filings, if any, required by applicable federal and state securities laws, (iii) applicable filings, if any, required by the Federal Communication Commission and state public utility commissions and (iv) filing of the Certificate of Designation with the Secretary of State of the State of Delaware, which, in each case referred to in clauses (i) - (iv), shall be made (or are not required to be made) on or prior to the Closing Date, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Company or the ICG Subsidiaries for the execution and delivery of the Equity Documents or the consummation by the Company of the Transactions except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions.

3.5  Commission Filings; Financial Statements.
     ----------------------------------------

          (a) The Company has filed all reports, registration statements and other filings, together with any amendments or supplements required to be made with respect thereto, that it has been required to file with the Commission under the Securities Act and the Exchange Act. As of the respective dates of their filing with the Commission, the Commission Filings complied in all material respects with the applicable provisions of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the historical consolidated financial statements of the Company (including any related notes or schedules) included in the Commission Filings was prepared in accordance with GAAP (except as may be disclosed therein), and complied in all material respects with the rules and regulations of the Commission. Such financial statements fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments). Except as reflected in the Commission Filings filed prior to the date hereof, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that individually or in the aggregate would be expected to have a Material Adverse Effect.

3.6  Private Offering.
     ----------------

     Based, in part, on the Purchasers' representations in Section 4.2, the offer and sale of the Securities is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Company, nor anyone acting on behalf of it, has offered or sold or will offer or sell any securities, or has taken or will take any other action (including, without limitation, any offering of any securities of the Company under circumstances that would require, under the

Securities Act, the integration of such offering with the offering and sale of the Securities), that would subject the Issuance to the registration provisions of the Securities Act.

3.7  Provided Information.
     --------------------

     To the knowledge of the Company, all written information (excluding information of a general economic nature and financial projections) concerning the Company and the Transactions (the "Information") that has been prepared by or on behalf of the Company or any of the Company's authorized representatives and that has been provided to the Purchasers or any of their authorized representatives in connection with the Issuance, when taken as a whole, was, at the time made available, correct in all material respects and did not, at the time made available, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made. All financial projections concerning the Company and the Transactions (the "Projections") that have been prepared by or on behalf of the Company or any of the Company's authorized representatives and that have been delivered to the Purchasers or any of their authorized representatives in connection with the Transactions have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company and the individual business segments thereof.

3.8  Material Adverse Change.
     -----------------------

     Except as disclosed in the Commission Filings filed prior to the date hereof, since September 30, 1999, there has not been any event, occurrence or development of a state of circumstances or facts that has had, or could have reasonably been expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the other Equity Documents.

3.9  Litigation.
     ----------

     Except as disclosed in Commission Filings filed prior to the date hereof, there are not any (a) outstanding judgments against or affecting the Company or any of the ICG Subsidiaries, (b) proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the ICG Subsidiaries or (c) investigations by any Governmental Authority that are, to the knowledge of the Company, pending or threatened against or affecting the Company or any of the ICG Subsidiaries that (i) in any manner challenge or seek to prevent, enjoin, alter or materially delay the Transactions or (ii) if resolved adversely to the Company or any ICG Subsidiary, would have, individually or in the aggregate, a Material Adverse Effect.

3.10 Permits and Licenses.
     --------------------

     The Company and the ICG Subsidiaries have obtained all governmental permits, licenses, franchises and authorizations required for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, except for those of which the failure to obtain would not have a Material Adverse Effect.

3.11  Intellectual Property, etc.
      --------------------------

      The Company and the ICG Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Company Intellectual Property (as defined below). The Company and the ICG Subsidiaries (i) have not defaulted in any material respect under any license to use any Company Intellectual Property,
(ii) are not the subject of any proceeding or litigation for infringement of any third party intellectual property, (iii) have no knowledge of circumstances that would be reasonably expected to give rise to any such proceeding or litigation and (iv) have no knowledge of circumstances that are causing or would be reasonably expected to cause the loss or impairment of any Company Intellectual Property, other than a default, proceeding, litigation, loss or impairment that is not having or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. "ICG Communications, Inc." is a registered trademark of the Company in the United States and such registration has been duly maintained by the Company.

      For purposes of this Agreement, "Company Intellectual Property" means patents and patent rights, trademarks and trademark rights, tradenames and tradename rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registrations of any of the foregoing that are used in the conduct of the business of the Company and the ICG Subsidiaries as presently conducted.

3.12  Board Approval.
      --------------

      Prior to the execution of this Agreement, the Board of Directors of the Company has approved the Transactions, including without limitation the acquisition of the Shares, the Warrants, the Conversion Shares and the Warrant Shares by the Purchasers and their respective "affiliates" and "associates" (as those terms are defined in Section 203 of the DGCL) for all purposes, including without limitation Section 203 of the DGCL, and no Purchaser or affiliate or associate (as so defined) of a Purchaser shall as a result of the execution of this Agreement or consummation of the transactions contemplated by this Agreement, be subject to any of the restrictions of Section 203 of the DGCL or any similar provisions of Applicable Law.

3.13  British Telecommunications.
      --------------------------

      As of the date hereof, the Company and its Subsidiaries do not, directly or indirectly, beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) any shares of any class of capital stock of British Telecommunications plc, a company organized under the laws of England and Wales ("BT"), or any of its Subsidiaries, or any direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any shares of any class of capital stock of BT or any of its Subsidiaries.

3.14  Share Exchange Agreement.
      ------------------------

      The representations and warranties of the Subsidiary of the Company that will be a party to the Share Exchange Agreement to be set forth in the Share Exchange Agreement will be true and correct when made.

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser severally as to itself only, and not jointly, hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

4.1  Organization; Authorization; Enforceability.
     -------------------------------------------

     Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate or limited liability company power and authority to own its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted. Such Purchaser has the power to execute, deliver and perform its obligations under each of the Equity Documents to which it is a party and has taken all action necessary to authorize the execution, delivery and performance by it of such Equity Documents and to consummate the Transactions. No other proceedings on the part of such Purchaser are necessary for such authorization, execution, delivery and consummation. Such Purchaser has duly executed and delivered this Agreement and, at the Closing, such Purchaser will have duly executed and delivered each of the other Equity Documents to be executed and delivered by it at or prior to Closing. This Agreement constitutes, and each of the other Equity Documents to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute, a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other laws of general application affecting enforcement of creditors' rights or (b) general principles of equity that restrict the availability of equitable remedies.

4.2  Private Placement.
     -----------------

          (a) Such Purchaser understands that (i) the offering and sale of the Securities, the Conversion Shares and the Warrant Shares in the Issuance by the Company is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof and (ii) there is no existing public or other market for the Securities.

          (b) Such Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities, the Conversion Shares and the Warrant Shares, and is capable of bearing the economic risks of such investment.

          (c) Such Purchaser is acquiring the Securities, the Conversion Shares and the Warrant Shares to be acquired hereunder for its own account (or for accounts over which it exercises investment authority or as otherwise provided herein), for investment and not with a view to the public resale or distribution thereof in violation of any securities law.

          (d) Such Purchaser understands that the Securities, the Conversion Shares and the Warrant Shares will be issued in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such state securities laws or is exempt from such registration or qualification.

          (e) Such Purchaser (A) has been furnished with or has had full access to all of the information that it considers necessary or appropriate to make an informed investment decision with respect to the Securities, the Conversion Shares and the Warrant Shares and that it has requested from the Company, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Securities, the Conversion Shares and the Warrant Shares indefinitely and (y) a total loss in respect of such investment, and (D) has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Securities, the Conversion Shares and the Warrant Shares and to protect its own interest in connection with such investment.

          (f) The foregoing representations with respect to the Conversion Shares and the Warrant Shares are made only if and to the extent the offering of the Shares and the Warrants constitutes an offering of the Conversion Shares and the Warrant Shares.

4.3  No Violation; Consents.
     ----------------------

          (a) Subject to making the filings and obtaining the consents and approvals referred to in Section 4.3(b), the execution, delivery and performance by such Purchaser of each of the Equity Documents to which it is a party and the consummation of the Transactions, do not and will not contravene any Applicable Law, except for such contraventions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to timely perform its obligations under this Agreement. The execution, delivery and performance by such Purchaser of each of the Equity Documents to which it is a party and the consummation of the Transactions (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Purchaser is party or by which such Purchaser is bound or to which any of its assets is subject, or (B) result in the creation or imposition of any Lien upon any of the assets of such Purchaser, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to timely perform its obligations under this Agreement, and (ii) will not conflict with or violate any provision of the certificate of incorporation or bylaws or other governing documents of such Purchaser.

          (b) Except for (i) the filings by the Purchaser, if any, required by the HSR Act, and (ii) applicable filings, if any, with the Commission pursuant to the Exchange Act, which, in each case, shall be made (or are not required to be made) on or prior to the Closing Date, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by such Purchaser for the execution, delivery and performance of any of the Equity Documents to which it is a party or the consummation of the

Transactions, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to timely perform its obligations under this Agreement.

4.4  No Litigation.
     -------------

     There are not any (a) outstanding judgments against or affecting the Purchaser or any of its Subsidiaries, (b) proceedings pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or any of its Subsidiaries or (c) investigations by any Governmental Authority that are, to the knowledge of the Purchaser, pending or threatened against or affecting the Purchaser or any of its Subsidiaries that, in any case, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of such Purchaser to timely perform its obligations under this Agreement.

4.5  No Group Status.
     ---------------

     Neither the Liberty Group, on the one hand, nor the HMTF Group, on the other hand, is acting as a "group" (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) together with, in the case of the Liberty Group, the HMTF Group, and in the case of the HTMF Group, the Liberty Group, in each case, with respect to acquiring, holding, voting or disposing of the Securities.

                                   ARTICLE V

                           COVENANTS OF THE COMPANY

5.1  Operation of Business.
     ---------------------

     (a) From the date hereof until the Closing Date, the Company shall, and shall cause each of the ICG Subsidiaries to:

               (i) operate its business in all material respects in the ordinary course and in compliance with Applicable Laws;

               (ii) not adopt any amendment to its charter or bylaws or comparable organizational documents;

               (iii) not split, combine or reclassify any shares of the Company's Capital Stock;

               (iv) except as set forth on Schedule 5.1(iv), not declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Capital Stock or increase the number of shares subject to the Company's stock incentive and option plan;

               (v) not take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Company set forth in Article III becoming untrue or (B) any of the conditions to the obligations of the Purchasers set forth in Section 7.2 not being satisfied or (C) the triggering of any of the anti-dilution adjustments contained in the Certificate of Designation (had such Certificate been in effect); or

               (vi) enter into any agreement or commitment to do any of the foregoing.

     (b) Without the consent of Liberty, neither the Company nor any of its Subsidiaries will voluntarily acquire or agree to acquire (through purchase, exchange, conversion or otherwise) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares of any class of capital stock of BT or its Subsidiaries or any direct or indirect rights or options to so acquire any shares of any class of capital stock of BT or any of its Subsidiaries.

5.2  HMTF and Liberty Directors.
     --------------------------

          (a) For so long as members of the HMTF Group own any combination of shares of Common Stock and Series A Preferred Stock representing an amount of Common Stock (on an as-converted basis) that, taken together, equals at least the amount of Common Stock that would then have been issuable upon conversion of 50% or more of the shares of Series A Preferred Stock issued to members of the HMTF Group on the Closing Date under this Agreement (the "HMTF Issued Series A Preferred Shares"), the holders of a majority of the then outstanding HMTF Shares shall have the right to designate one member of the Company's Board of Directors or, if greater, such number of members of the Company's Board of Directors (rounded up to the next whole number) equal to 10% of the then authorized number of members of the Company's Board of Directors (each such director an "HMTF Director"); provided, however, that the right to designate an HMTF Director under this Section 5.2 shall be suspended at any time that the HMTF Holders have the right to elect a person to the Board of Directors under the terms of the Series A Preferred Stock set forth in the Certificate of Designation. In the event the holders of a majority of the then outstanding HMTF Shares are entitled under this Section 5.2 to designate an HMTF Director for election to the Company's Board of Directors and elect to have the Board of Directors appoint an HMTF Director, they shall so notify the Company in writing and the Company shall (a) increase the size of the Board of Directors by one and fill the vacancy created thereby by electing an HMTF Director and (b) in connection with the meeting of stockholders of the Company next following such election, nominate an HMTF Director for election as a director by the stockholders and use its commercially reasonable efforts to cause the HMTF Director to be so elected. If the holders of a majority of the then outstanding HMTF Shares are entitled under this Section 5.2 to designate an HMTF Director for election to the Company's Board of Directors and a vacancy shall exist in the office of an HMTF Director, the holders of a majority of the then outstanding HMTF Shares shall be entitled to designate a successor and the Board of Directors shall elect such successor and, in connection with the meeting of stockholders of the Company next following such election, nominate such successor for election as director by the stockholders and use its commercially reasonable efforts to cause the successor to be elected.

          (b) (i) For so long as members of the Liberty Group in the aggregate own any combination of shares of Common Stock and Series A Preferred Stock representing an amount of Common Stock (on an as-converted basis) that, taken together, equals at least the amount of Common Stock that would then have been issuable upon conversion of 15% of the shares of

Series A Preferred Stock issued to members of the Liberty Group on the Closing Date under this Agreement (the "Liberty Issued Series A Preferred Shares"), the members of the Liberty Group voting together as a single class, by a plurality of the votes cast or by the written consent of a majority in interest of such members, shall have a right to designate one member of the Company's Board of Directors or, if greater, such number of members of the Company's Board of Directors (rounded up to the next whole number) equal to 10% of the then authorized number of members of the Company's Board of Directors (each such director a "Liberty Director"); provided, however, that the right to designate a Liberty Director under this Section 5.2 shall be suspended at any time that the Liberty Holders have the right to elect a person to the Board of Directors under the terms of the Series A Preferred Stock set forth in the Certificate of Designation. In the event the members of the Liberty Group are entitled under this Section 5.2 to designate the Liberty Director for election to the Company's Board of Directors and elect to have the Board of Directors appoint a Liberty Director, they shall so notify the Company in writing and the Company shall (a) increase the size of the Board of Directors by one and fill the vacancy created thereby by electing a Liberty Director and (b) in connection with the meeting of stockholders of the Company next following such election, nominate a Liberty Director for election as director by the stockholders and use its commercially reasonable efforts to cause the Liberty Director to be so elected. If the members of the Liberty Group are entitled under this Section 5.2 to designate a Liberty Director for election to the Company's Board of Directors and a vacancy shall exist in the office of a Liberty Director, the members of the Liberty Group voting together as a single class, by a plurality of the votes cast or by the written consent of a majority in interest of such members, shall be entitled to designate a successor and the Board of Directors shall elect such successor and, in connection with the meeting of stockholders of the Company next following such election, nominate such successor for election as director by the stockholders and use its commercially reasonable efforts to cause the successor to be elected.

          (ii) For so long as members of the Liberty Group in the aggregate own any combination of shares of Common Stock and Series A Preferred Stock representing an amount of Common Stock (on an as-converted basis) that, taken together, equals at least the amount of Common Stock that would then have been issuable upon conversion of 50% of the Liberty Issued Series A Preferred Shares, the members of the Liberty Group voting together as a single class, by a plurality of the votes cast or by the written consent of a majority in interest of such members, shall have a right, in addition to the rights set forth in clause (i) above, to designate one additional member of the Company's Board of Directors or, if greater, such number of additional members of the Company's Board of Directors (rounded up to the next whole number) equal to 10% of the then authorized number of members of the Company's Board of Directors (each such director an "Additional Liberty Director"); provided, however, that the right to designate an Additional Liberty Director under this Section 5.2 shall be suspended at any time that the Liberty Holders have the right to elect a person to the Board of Directors under the terms of the Series A Preferred Stock set forth in the Certificate of Designation. In the event the members of the Liberty Group are entitled under this Section 5.2 to designate an Additional Liberty Director for election to the Company's Board of Directors and elect to have the Board of Directors appoint an Additional Liberty Director, they shall so notify the Company in writing and the Company shall (a) increase the size of the Board of Directors by one and fill the vacancy created thereby by electing an Additional Liberty Director and (b) in connection with the meeting of stockholders of the Company next following such election, nominate an Additional Liberty Director for election as director by the stockholders and use its commercially reasonable efforts to cause an Additional Liberty Director to be so elected. If the members of the Liberty Group are entitled under this Section 5.2 to designate an Additional Liberty Director for election to the Company's Board of Directors and a vacancy shall exist in the office of an Additional Liberty Director, the members of the Liberty Group voting together as a single class, by a plurality of the votes cast or by the written consent of a majority in interest of such members, shall be entitled to designate a successor and the Board of Directors shall elect such successor and, in connection with the meeting of stockholders of the Company next following such election, nominate such successor for election as director by the stockholders and use its commercially reasonable efforts to cause the successor to be elected.

5.3  Access to Books and Records.
     ---------------------------

          (a) The Company shall afford to each of the Purchasers and the Purchasers' accountants, counsel and representatives full access upon reasonable notice during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 8.4) to all its properties, books, Contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall, upon request, furnish promptly to each of the Purchasers (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the Purchasers may reasonably request, provided that no investigation or receipt of information pursuant to this
Section 5.3 shall affect any representation or warranty of the Company or the conditions to the obligations of the Purchasers.

          (b) The Company shall supplement the Information and the Projections from time to time until the Closing Date if there is a material change in the Information and the Projections previously provided, but no such supplement shall be given effect for purposes of determining whether the Company has breached any representations or warranties for purposes of Section 7.2 and
Section 8.1.

5.4  Agreement to Take Necessary and Desirable Actions.
     -------------------------------------------------

     The Company shall (a) subject to the satisfaction of the conditions set forth in Section 7.1, execute and deliver the Equity Documents and such other documents, certificates, agreements and other writings, and (b) take such other actions, in each case, as may be reasonably necessary, desirable or requested by the Purchasers in order to consummate or implement the Issuance in accordance with the terms of this Agreement.

5.5  Compliance with Conditions; Commercially Reasonable Efforts.
     -----------------------------------------------------------

     The Company shall use all commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause the conditions precedent to the obligations of the Purchasers in Sections 7.2(a) and (b) to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Issuance in accordance with the terms of this Agreement.

5.6  HSR Act Notification.
     --------------------

     To the extent required by the HSR Act, the Company shall, to the extent it has not already done so, (a) use all commercially reasonable efforts to file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it under the HSR Act concerning the Transactions and (b) use all commercially reasonable efforts to promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning such Transactions, in each case so that the waiting period applicable to this Agreement and the Transactions under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. The Company agrees to request, and to cooperate with the Purchasers in requesting, early termination of any applicable waiting period under the HSR Act.

5.7  Consents and Approvals.
     ----------------------

     The Company (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance by the Company of the Equity Documents or the consummation of the Issuance and (b) shall diligently assist and cooperate with the Purchasers in preparing and filing all documents required to be submitted by the Purchasers to any Governmental Authority in connection with the Issuance (which assistance and cooperation shall include, without limitation, timely furnishing, upon written requests, to the Purchasers all information concerning the Company and the Subsidiaries that counsel to the Purchasers reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

5.8  Reservation of Shares.
     ---------------------

     The Company shall:

          (a) cause to be authorized and reserve and keep available at all times during which any of the Shares and Warrants remain outstanding, free from preemptive rights, out of its treasury stock or authorized but unissued shares of Capital Stock, or both, solely for the purpose of effecting the conversion or exercise of the Shares or Warrants pursuant to the terms of the Certificate of Designation or the Warrants, sufficient shares of Common Stock to provide for the issuance of the maximum number of shares issuable upon conversion and exercise of outstanding Shares and Warrants;

          (b) issue and cause the transfer agent to deliver such shares of Common Stock as required upon conversion or exercise of the Shares and Warrants; and

          (c) if any shares of Common Stock reserved for the purpose of issuance upon conversion of the Shares and exercise of the Warrants require registration with or approval of any Governmental Authority under any Applicable Law before such shares may be validly issued or delivered, secure such registration or approval, as the case may be, and maintain such registration or approval in effect so long as so required.

5.9  Use of Proceeds.
     ---------------

     The Company shall use the proceeds from the Issuance for building out its network, payment of expenses incurred in connection with the Transactions and for general corporate purposes.

5.10 Filing of Certificate of Designation.
     ------------------------------------

     Prior to the Issuance, the Company shall file the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to
Section 151(g) of the DGCL.

5.11 Listing of Shares.
     -----------------

     The Company shall use all commercially reasonable efforts to cause the Conversion Shares and the Warrant Shares to be listed or otherwise eligible for trading on the NASDAQ National Market System or other national securities exchange.

5.12 Periodic Information.
     --------------------

     For so long as the Securities are outstanding the Company shall file all reports required to be filed by the Company under Section 13 or 15(d) of the Exchange Act and shall provide the holders of the Securities and prospective purchasers of such shares with the information specified in Rule 144A(d) under the Securities Act.

5.13 Legends.
     -------

     So long as applicable, each certificate representing any portion of the Securities, shall contain, be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

After the above requirement for a legend is no longer applicable with respect to all or any of the Securities because the applicable Securities are freely transferable under the Securities Act, the

Company shall remove such legend upon request from a holder of the applicable Securities, if outside counsel for such holder reasonably determines that the transfer of such Securities is no longer restricted by the Securities Act and outside counsel for the Company reasonably concurs in such determination.

5.14  Payment; Paying Agent; Certain Information.
      ------------------------------------------

      The Company shall:

          (a)  make any required payments on the Securities;

          (b) maintain (i) an office or agency where the Securities may be presented for payment (the "Paying Agent"), (ii) an office or agency where the Securities may be presented for conversion (the "Conversion Agent"), and (iii) a Registrar, which shall be an office or an agency where the Securities may be presented for transfer; and

          (c) provide certain information to the Purchasers, including such information and notices as may be necessary for the Purchasers to exercise their rights under this Agreement and in connection with conversion or exercise of the Securities.

5.15  Rights Plan.
      -----------

      The Company shall not adopt a "poison pill" shareholder rights plan unless
(a) the Company distributes to holders of the shares of Series A Preferred Stock, and to the holders of the Warrant Shares upon exercise of the Warrants, such number of rights as such holders would have received had they converted their Shares immediately prior to the record date for such distribution and (b) the terms of such rights plan exempt the ownership and acquisition of securities of the Company (i) by the Liberty Group, or any member thereof, and (ii) by the HMTF Group, or any member thereof, in each case subject to compliance with
Section 6.6.

5.16  Proportional Purchase Right.
      ----------------------------

      The Liberty Holders, the HMTF Holders and the Gleacher Holders shall each have the right, for a period beginning on the Closing Date and ending on the second anniversary of the Closing Date, to purchase from the Company their pro rata portion (based on the percentage of the outstanding shares of Common Stock then held by the Liberty Holders, the HMTF Holders or the Gleacher Holders, as the case may be, on an as-converted basis) of any securities issued by the Company so that such Holders, after giving effect to such issuance and corresponding purchase by such Holders, shall be able to maintain their proportional ownership interest in the Company. The purchase price for such purchases shall be equal to the price per share received by the Company in the issuance giving rise to the purchase right. This proportional purchase right shall not apply to shares issued pursuant to the Share Exchange Agreement, any rights or obligations referenced on Schedule 3.2, any shares of capital stock issued by the Company in lieu of any fees payable in connection with the Transaction to the Company's financial advisors, or any shares issued pursuant to any stock option plan or employee benefit plan existing as of the date hereof or approved by the Board of Directors of the Company. In the event the shares are issued in connection with an acquisition or other transaction not involving a financing, the Company will permit the Liberty Holders, the HMTF Holders and the Gleacher Holders to purchase the appropriate number of shares in a separate transaction, with the purchase price per share equal to the valuation per share of the Common Stock established by the Board of Directors of the Company in the transaction giving rise to the purchase right.

5.17 Modification of Share Exchange Agreement.
     ----------------------------------------

     The Company shall not, and shall cause its Subsidiaries not to, amend, modify or terminate the Share Exchange Agreement without the prior written consent of the Liberty Holders and the HMTF Holders.

                                  ARTICLE VI

                          COVENANTS OF THE PURCHASERS

     Each Purchaser, severally as to itself only and not jointly with any other Purchaser, hereby covenants as follows:

6.1  Agreement to Take Necessary and Desirable Actions.
     -------------------------------------------------

     Each Purchaser shall (a) subject to the satisfaction of the conditions set forth in Section 7.2, execute and deliver each of the Equity Documents to which it is a party and such other documents, certificates, agreements and other writings and (b) take such other actions, in each case, as may be reasonably necessary, desirable or requested by the Company in order to consummate or implement the Transactions in accordance with the terms of this Agreement.

6.2  Compliance with Conditions; Commercially Reasonable Efforts.
     -----------------------------------------------------------

     Each Purchaser shall use all commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause the conditions precedent to the obligations of the Company in Sections 7.1(a) and (b) (as they relate to such Purchaser) to be satisfied. Upon the terms and subject to the conditions of this Agreement, each Purchaser will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Transactions in accordance with the terms of this Agreement. Nothing herein shall be construed to require a Purchaser or any of its Affiliates to divest or otherwise rearrange the composition of any assets or agree to any conditions or requirements which are, or are reasonably likely to be, materially adverse or burdensome to such Purchaser or its Affiliates, as applicable. Nothing set forth in this Section
6.2 shall impose any obligations with respect to any filing or approval under the HSR Act, which requirements are the subject of Section 6.3.

6.3  HSR Act Notification.
     --------------------

     To the extent required by the HSR Act, each Purchaser shall, if it has not already done so, (a) use all commercially reasonable efforts to file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it under the HSR Act concerning the transactions contemplated hereby and (b) use all commercially reasonable efforts to promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning such transactions in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each Purchaser agrees to request, and to cooperate with the Company in requesting, early termination of any applicable waiting period under the HSR Act.

6.4  Consents and Approvals.
     ----------------------

     Each Purchaser (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities other than as expressly set forth in Section 6.3 regarding the HSR Act, and of all other Persons required in connection with the execution, delivery and performance by such Purchaser of this Agreement or the consummation of the Transactions and (b) shall diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Authority in connection with such Transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company all information concerning such Purchaser that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval). Nothing herein shall be construed to require a Purchaser or any of its Affiliates to divest or otherwise rearrange the composition of any assets or agree to any conditions or requirements which are, or are reasonably likely to be, materially adverse or burdensome to such Purchaser or its Affiliates, as applicable.

6.5  Restrictions on Transfer.
     ------------------------

     No Purchaser shall sell, assign, transfer, pledge, hypothecate, deposit in a voting trust or otherwise dispose of any portion of the Securities (any such disposition, a "Securities Transfer"), other than (a) to a Permitted Transferee of such Purchaser that has agreed in writing (each, a "Permitted Transferee Agreement") to be bound by the terms and provisions of this Section 6.5 to the same extent that the transferring Purchaser would be bound if it beneficially owned the Securities transferred to such Permitted Transferee or (b)(i) in any transaction in compliance with Rule 144 under the Securities Act or any successor rule or regulation, (ii) in a transaction exempt from the registration requirements of the Securities Act or (iii) pursuant to a registration statement. Each Purchaser shall promptly notify the Company of any Securities Transfer to a Permitted Transferee of such Purchaser, which notification shall include a Permitted Transferee Agreement executed by each Permitted Transferee of such Purchaser to whom any Securities have been transferred.

6.6  Standstill.
     ----------

          (a) Prior to the fifth anniversary of the Closing Date, no Liberty Holder shall purchase any shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock), other than from the Company, if after giving effect thereto and to the shares of Common Stock that the Liberty Holders would have the right to acquire on or prior to the fifth anniversary of the Closing Date upon conversion or exercise of securities acquired by such Holders on the Closing Date, the Liberty Holders, taken as a whole, would beneficially own more than 37% of the outstanding shares of Common Stock (assuming that all shares of Common Stock that would be issuable upon the conversion, on the fifth anniversary of the Closing Date, of all shares of Series A Preferred Stock issued on the Closing Date are outstanding, but otherwise calculated in accordance with Rule 13d-3(d)(1)(i) promulgated under the Exchange Act). In no event will any Liberty Holder be deemed to be in violation of the foregoing provision at any time that the aggregate voting power of the outstanding voting securities of the Company owned by the Liberty Holders, taken as a whole, does not exceed 25.1% of the aggregate voting power of all outstanding voting securities of the Company.

          (b) Prior to the fifth anniversary of the Closing Date, no HMTF Holder shall purchase any shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock), other than from the Company, if after giving effect thereto and to the shares of Common Stock that the HMTF Holders would have the right to acquire on or prior to the fifth anniversary of the Closing Date upon conversion or exercise of securities acquired by such Holders on the Closing Date, the HMTF Holders, taken as a whole, would beneficially own more than 17.5% of the outstanding shares of Common Stock (assuming that all shares of Common Stock that would be issuable upon the conversion, on the fifth anniversary of the Closing Date, of all shares of Series A Preferred Stock issued on the Closing Date are outstanding, but otherwise calculated in accordance with Rule 13d-3(d)(1)(i) promulgated under the Exchange Act).

          (c) Prior to the fifth anniversary of the Closing Date, no Gleacher Holder shall purchase any shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock), other than from the Company, if after giving effect thereto and to the shares of Common Stock that the Gleacher Holders would have the right to acquire on or prior to the fifth anniversary of the Closing Date upon conversion or exercise of securities acquired by such Holders on the Closing Date, the Gleacher Holders, taken as a whole, would beneficially own more than 3% of the outstanding shares of Common Stock (assuming that all shares of Common Stock that would be issuable upon the conversion, on the fifth anniversary of the Closing Date, of all shares of Series A Preferred Stock issued on the Closing Date are outstanding, but otherwise calculated in accordance with Rule 13d-3(d)(1)(i) promulgated under the Exchange Act).

                                  ARTICLE VII

                        CONDITIONS PRECEDENT TO CLOSING

7.1  Conditions to the Company's Obligations.
     ---------------------------------------

     The obligations of the Company with respect to a Purchaser hereunder required to be performed on the Closing Date shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

          (a) The representations and warranties of such Purchaser contained in this Agreement shall have been true and correct when made and, in addition, shall be repeated and true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) Such Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by such Purchaser at or prior to the Closing Date.

          (c) Any applicable waiting period under the HSR Act with respect to the purchase by such Purchaser shall have expired or been terminated.

          (d) The Company shall have obtained all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of the Equity Documents or the consummation of the Issuance, such waivers to be satisfactory in form and substance to the Company.

          (e) Such Purchaser shall have entered into the Registration Rights Agreement.

          (f) The Shares to be purchased at the Closing shall be issued for an aggregate amount of no less than $600,000,000.00.

7.2  Conditions to Each Purchaser's Obligations.
     ------------------------------------------

     The obligations of a Purchaser hereunder required to be performed on the Closing Date shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

          (a) The representations and warranties of the Company contained in this Agreement (i) shall have been true and correct when made and (ii) shall be
(A) in the case of representations and warranties that are qualified as to materiality or Material Adverse Effect, true and correct and (B) in all other cases, true and correct in all material respects, in the case of clauses (A) and
(B), as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) The Company shall have performed in all material respects all of its obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with at or prior to the Closing Date.

          (c) The Company shall have entered into the Registration Rights Agreement.

          (d) The Company shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware.

          (e) Any applicable waiting period under the HSR Act with respect to the purchase by such Purchaser shall have expired or been terminated and no litigation arising therefrom shall have been commenced and remain outstanding.

          (f) The Company shall have delivered to such Purchaser a certificate executed on its behalf by a duly authorized representative, dated the Closing Date, to the effect that each of the conditions specified in paragraph (a) through (e) of this Section 7.2 has been satisfied.

          (g) No provision of any Applicable Law, injunction, order or decree of any Governmental Entity shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

          (h) Such Purchaser shall have received an opinion of (i) H. Don Teague, General Counsel of the Company and (ii) O'Sullivan Graev & Karabell, LLP, special counsel to the Company, in each case dated the Closing Date, and addressed to such Purchaser, covering the matters set forth in Exhibit D, in form and substance reasonably acceptable to the Purchaser.

          (i) Such Purchaser shall have received certificates representing the Securities purchased by such Purchaser concurrently with the Company's receipt of the Purchase Price for such Securities.

          (j) There shall not have occurred (i) any event, circumstance, condition, fact, effect or other matter which has had or could reasonably be expected to have a material adverse effect (x) on the business, assets, financial condition, prospects, or results of operations of the Company and its Subsidiaries taken as a whole or (y) on the ability of the Company and its Subsidiaries to perform on a timely basis any material obligation under this Agreement or the other Equity Documents or to consummate the Issuance contemplated hereby; or (ii) any material disruption of or material adverse change in financial, banking or capital market conditions.

          (k) The Share Exchange Agreement shall be in full force and effect and there shall not have been any amendment or waiver of any of its material terms or conditions.

          (l) The Company shall have delivered duly executed copies of the Management Rights Agreements to the HMTF Funds.

          (m) The Company shall have made all filings with, given all notices to, and received all approvals from, all Governmental Authorities (including, without limitation, the Federal Communications Commission and state public utility commissions) required in connection with the consummation of the Transactions, unless the failure to make such filings, give such notices or receive such approvals would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions.

                                 ARTICLE VIII
                                 MISCELLANEOUS

8.1  Survival; Indemnification.
     -------------------------

          (a) All representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for 18 months (except (i) covenants and agreements that are required to be performed after the Closing Date (including without limitation the covenants and agreements contained in Sections 5.1(b), 5.2, 5.8, 5.9, 5.11, 5.12, 5.13, 5.14,
5.15, 5.16, 5.17, 6.5 and 6.6) and (ii) Sections 3.12 and 3.13 and the last sentence of Section 3.2(a), which shall survive indefinitely). Notwithstanding the foregoing, with respect to claims asserted pursuant to this Section before the expiration of the applicable representation, warranty, covenant or agreement, such claims shall survive until the date they are finally adjudicated or otherwise resolved.

          (b) The Company agrees to indemnify and hold harmless each Purchaser and each Purchaser Affiliate (each an "Indemnified Person"), from and against (and to reimburse each indemnified person as the same are incurred) any and all losses (including, but not limited to, impairment of the value of the Shares and Warrants as of the date such loss first becomes known, but excluding consequential damages), claims, damages, liabilities, costs and expenses (collectively, "Losses") to which any Indemnified Person may become subject or which any Indemnified Person may incur based upon, arising out of, or in connection with (i) a breach of any representation, warranty or covenant of this Agreement by the Company or (ii) any claim, litigation, investigation or proceeding brought by or on behalf of any Person other than the Company relating to the Issuance, and to reimburse each Indemnified Person upon demand for any reasonable legal or other reasonable out of pocket expenses incurred in connection with investigating or defending any of the foregoing, provided the maximum amount indemnifiable to each Purchaser (and its successors or assigns) under clause (i) shall not exceed the purchase price of the Securities purchased by such Purchaser.

          (c) If a Person entitled to indemnity hereunder (an "Indemnified Party") asserts that the Company (the "Indemnifying Party") has become obligated to the Indemnified Party pursuant to Section 8.1(b), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall notify the Indemnifying Party promptly and shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, to the extent reasonably necessary for the resolution of such claim or in the defense of such suit, action or proceedings, including making available any information, documents and things in the possession of the Indemnified Party. Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, notice unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been materially prejudiced as a result of such failure or delay.

          (d) In fulfilling its obligations under this Section 8.1, after the Indemnifying Party has provided each Indemnified Party with a written notice of its acceptance of liability under this Section 8.1, as between such Indemnified Party and the Indemnifying Party, the Indemnifying Party shall have the right to investigate, defend, settle or otherwise handle, with the aforesaid cooperation, any claim, suit, action or proceeding brought by a third party in such manner as the Indemnifying Party may in its sole discretion reasonably deem appropriate; provided, that (i) counsel retained by the Indemnifying Party is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party will not consent to any settlement or entry of judgment imposing any obligations on any other party hereto other than financial obligations for which such party will be indemnified hereunder, unless such party has consented in writing to such settlement or judgment (which consent may be given or withheld in its sole discretion) and (iii) the Indemnifying Party will not consent to any settlement or entry of judgment unless, in connection therewith, the Indemnifying Party obtains a full and unconditional release of the Indemnified Party from all liability with respect to such suit, action, investigation claim or proceeding. Notwithstanding the Indemnifying Party's election to assume the defense or investigation of such claim, action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding, which participation shall be at the expense of the Indemnifying Party, if (i) on the advice of counsel to the Indemnified Party use of counsel of the Indemnifying Party's choice could reasonably be expected to give rise to a material conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, (iii) if the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense or (iv) such action shall seek relief other than monetary damages against the Indemnified Party.

          (e) The Company and the Purchasers agree that any payment of Losses made hereunder will be treated by the parties on their tax returns as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, a final determination (which shall include the form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to Purchase Price, then the Indemnifying Party shall indemnify the Indemnified Party for any taxes payable by the Indemnified Party or any subsidiary by reason of the receipt of such payment (including any payments under this Section 8.1(e)), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

8.2  Notices.
     -------

     All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next business day following delivery of such notice to a reputable air courier service.

     To the Company:

          ICG Communications, Inc.
          161 Inverness Drive West
          P.O. Box 6742
          Englewood, Colorado 80155-6742
          Attn: H. Don Teague, Executive Vice President,
          General Counsel and Secretary
          Telephone: (303) 414-5444
          Fax: (303) 414-8839


     with a copy to:

          O'Sullivan Graev & Karabell, LLP
          30 Rockefeller Plaza
          New York, New York 10112
          Attn: Audrey A. Rohan
          Telephone: (212) 408-2419
          Fax: (212) 728-5950

     To the Purchasers:

     (as to matters relating to the HMTF Purchasers)

     To the appropriate member of the HMTF Group

          c/o Hicks, Muse, Tate & Furst Incorporated
          1325 Avenue of the Americas
          25th Floor
          New York, New York 10019
          Attn: Michael J. Levitt
          Telephone: (212) 424-1400
          Fax: (212) 424-1450
     with a copy to:

          Hicks, Muse, Tate & Furst Incorporated
          200 Crescent Court, Suite 1600
          Dallas, Texas 75201
          Attn: Lawrence D. Stuart
          Telephone: (214) 740-7300
          Fax: (214) 720-7888

     with a copy to:

          Vinson & Elkins L.L.P.
          1325 Avenue of the Americas (17th Floor)
          New York, New York 10019
          Attn: Eric S. Shube
          Telephone: (917) 206-8005
          Fax: (917) 206-8100

     (as to matters relating to Liberty)

     To:

          Liberty Media Corporation
          9197 South Peoria Street
          Englewood, Colorado 80112
          Attn: Gary S. Howard
          Telephone: (720) 875-5400
          Fax: (720) 875-5268

     with copies to:

          Liberty Media Corporation
          9197 South Peoria Street
          Englewood, Colorado 80112
          Attn: Legal Department
          Telephone: (720) 875-5400
          Fax: (720) 875-5382

     and:

          Baker Botts, L.L.P.
          599 Lexington Avenue
          New York, New York 10022
          Attn: Elizabeth M. Markowski
          Telephone: (212) 705-5000
          Fax: (212) 705-5125

     (as to matters relating to the Gleacher Purchaser)

     To:

          Gleacher & Co.
          660 Madison Avenue, 17th Floor
          New York, New York 10019
          Attn: Micheal E. Garstin
          Telephone: (212) 418-4200
          Fax: (212) 418-4599

8.3  Governing Law.
     -------------

     This Agreement shall be governed by, interpreted under, and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.4  Termination.
     -----------

          (a) This Agreement may be terminated as between the Company and any Purchaser (i) at any time prior to the Closing Date by mutual written agreement of the Company and such Purchaser, (ii) if the Closing shall not have occurred on or prior to May 31, 2000 either the Company or such Purchaser, at any time after May 31, 2000, provided that the right to terminate this Agreement under this Section 8.4(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement was the cause of or resulted in the failure of the Closing to occur on or before such date, (iii) if any Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, by either the Company or such Purchaser, (iv) if either the Company or such Purchaser shall have breached any of its material obligations under this Agreement, by the non-breaching party, or (v) if an event described in Section 7.2(j) shall have occurred, by such Purchaser. Any party desiring to terminate this Agreement pursuant to clauses 8.4(a)(ii), (iii), (iv) or (v) shall promptly give notice of such termination to the other party.

          (b) If this Agreement is terminated as between the Company and a Purchaser, as permitted by Section 8.4(a), such termination shall be without liability of any party (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful (a) failure of any party to fulfill a condition to the performance of the obligations of the other party, (b) failure to perform a covenant of this Agreement or (c) breach by any party hereto of any representation or warranty contained herein, such failing or breaching party shall be fully liable for any and all losses (excluding consequential damages) incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 8.1(b)-(d), 8.2, 8.3, this Section 8.4, Sections 8.5, 8.8, 8.10, 8.11, 8.12,
8.13, 8.14, 8.16, 8.17, 8.18 and 8.20 shall survive any termination hereof pursuant to Section 8.4(a).

8.5  Entire Agreement.
     ----------------

     As between the Company and each Purchaser, this Agreement and the other Equity Documents (including all agreements entered into pursuant hereto and thereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

8.6  Modifications and Amendments.
     ----------------------------

     No amendment, modification or termination of this Agreement as between the Company and a Purchaser shall be binding unless executed in writing by the Company and such Purchaser intending to be bound thereby.

8.7  Waivers and Extensions.
     ----------------------

     Any party to this Agreement may waive any condition, right, breach or default that such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

8.8  Titles and Headings.
     -------------------

     Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

8.9  Exhibits and Schedules.
     ----------------------

     Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

8.10 Expenses.
     --------

     All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that the
                                                  --------  -------
Company shall pay the filing fees in respect of any filings pursuant to the HSR Act.

8.11 Press Releases and Public Announcements.
     ---------------------------------------

     All public announcements or disclosures relating to the Issuance or this Agreement shall be made only if mutually agreed upon by the Company and the Purchasers, except to the extent such disclosure is, in the opinion of counsel, required by law or by regulation of any applicable national stock exchange or Commission recognized trading market; provided that
(a) any such required disclosure shall only be made, to the extent consistent with law and regulation of any applicable national stock exchange or Commission recognized trading market, after consultation with each Purchaser and the Company and (b) no such announcement or disclosure (except as required by law or by regulation of any applicable national stock exchange or Commission recognized trading market) shall identify any Purchaser without such Purchaser's prior consent.

8.12  Assignment; No Third Party Beneficiaries.
      ----------------------------------------

      This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company without the prior written consent of the Purchasers, and may not assigned or delegated by any Purchaser without the Company's prior written consent except that each Purchaser may assign any or all of its rights and obligations under this Agreement to any one or more of its Affiliates. Any assignment or delegation of rights, duties or obligations hereunder made by the Company without the prior written consent of the Purchasers, shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto, except as expressly set forth in Section 5.2, Section 8.1, this
Section 8.12 or Section 8.20.

8.13  Severability.
      ------------

      This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

8.14  Counterparts.
      ------------

      This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8.15  Further Assurances.
      ------------------

      As between the Company and a Purchaser, each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement, including, in the case of the Company, such acts, instruments and documents as may be necessary or desirable to convey and transfer to each Purchaser the Shares and Warrants to be purchased by it hereunder.

8.16  Remedies Cumulative.
      -------------------

      The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any remedies against the other party hereto.

8.17  Several Liability of the Purchasers.
      -----------------------------------

      Nothing in this Agreement (including, without limitation, Article VI) shall be construed to impose on any Purchaser any liability for any action or failure to act of any other Purchaser, including any breach of this Agreement by any such other Purchaser.

8.18  No Duty to Other Purchasers.
      ---------------------------

      Each Purchaser confirms with each other Purchaser that such Purchaser has conducted its own due diligence in connection with its investment in the Securities and the other Purchasers may therefore have information different from, or additional to, the information possessed by such Purchaser. In addition, although certain of such other Purchasers (the "Supplying Purchasers") may have shared information received by them (including information contained in third party reports prepared for such other Purchasers) with such Purchaser, no representation or warranty is being made with respect to such information by any Supplying Purchaser or any such third party. Nothing in this Section 8.18 is meant to limit any duty, obligation or liability the Company may have to any Purchaser under this Agreement or otherwise.

8.19  Specific Performance.
      --------------------

      The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate, and that as between the Company and a Purchaser any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement as between the Company and a Purchaser, or prevent any violation hereof, and, to the extent permitted by applicable as between the Company and a Purchaser law, each party waives any objection to the imposition of such relief.

8.20  No Purchaser Affiliate Liability.
      --------------------------------

      No Purchaser Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and the Company hereby waives and releases all claims of any such liability and obligation, it being understood that no such Person or entity (other than Purchaser) shall be liable for or in respect of Purchaser's obligations under this Agreement or with respect to the transactions contemplated hereby.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              ICG COMMUNICATIONS, INC.


                              By: ____________________________________
                                  Name:
                                  Title:


                              HMTF BRIDGE ICG, LLC


                              By: ____________________________________
                                  Name:
                                  Title:



                              LIBERTY MEDIA CORPORATION


                              By: ____________________________________
                                  Name:
                                  Title:



                              GLEACHER/ICG INVESTORS, LLC


                              By: ____________________________________
                                  Name: Jeffrey Tepper
                                  Title: Managing Director

                                  SCHEDULE I

                                Number of    Number of
       Purchaser                 Shares      Warrants     Purchase Price
--------------------------      ---------   -----------  ----------------
HMTF Bridge ICG, LLC            230,000      3,066,667     $230,000,000

Liberty Media Corporation       500,000      6,666,667     $500,000,000

Gleacher/ICG Investors LLC       20,000        266,666     $ 20,000,000